GLOBAL TECHNOLOGIES CORP

Subscription Agreement

GLOBAL TECHNOLOGIES CORP

Attention:  Mr. Guttman

Re:  Prospectus, dated   _____________

Dear Mr. Guttman

The undersigned investor in this Subscription Agreement hereby acknowledges receipt of the prospectus, dated ________________ , of GLOBAL TECHNOLOGIES CORP   a Delaware Corporation, (the "Prospectus" and the “Company”), and subscribes for the following number of shares upon the terms and conditions set forth in the Prospectus.

The Investor agrees that this Subscription Agreement is subject to availability and acceptance by the Company.

The Investor hereby subscribes for _______________________ shares of the Company’s common stock ("Common Stock") at $0.04 per share, for an aggregate purchase price of $_________________.

Payment of $_______________ as payment in full of the purchase price is being made via check/Wire transfer directly to GLOBAL TECHNOLOGIES CORP

If this subscription is rejected by the Company, in whole or in part, for any reason, all funds will be returned within three business days of the Company’s receipt such funds, without interest or deduction of any kind.

Purchaser Information:

Printed Name:

Signature;

Date:

Address:

the foregoing Subscription is hereby accepted in full on behalf  of  GLOBAL TECHNOLOGIES CORP

Date ___________________.
GLOBAL TECHNOLOGIES CORP

By: Yair David Guttman